Exhibit 99

US AIRWAYS BOARD ELECTS GEORGE M. PHILIP NEW DIRECTOR,
NAMES RONALD STANLEY AS CHIEF FINANCIAL OFFICER

David Davis Resigns to Join KRATON Polymers LLC

ARLINGTON, Va., Oct. 25, 2004 -- The US Airways Group, Inc. board of directors today elected George M. Philip to the board. Philip is the executive director of the New York State Teachers' Retirement System. Additionally, the board named Ronald E. Stanley as chief financial officer, replacing David M. Davis, who is resigning from the company to accept a position with KRATON Polymers LLC, based in Houston.

Philip has served as the executive director of the New York State Teachers' Retirement System since 1995. He has been with the public pension fund since 1971 and is one of the country's leading public pension executives. The New York State Teachers' Retirement System manages a portfolio of more than $59 billion in equity and fixed income investments for more than 375,000 public school educators in New York. Philip holds a bachelor of arts and masters of arts degree from the State University of New York at Albany, and a J.D. degree from the Western New England College School of Law.

"George Philip is an outstanding addition to the US Airways board. He brings extensive finance experience and knowledge that will be valuable as we transform US Airways," said Dr. David G. Bronner, US Airways Group, Inc. chairman.

Stanley joined the US Airways board of directors in May 2004, and has served as chairman of the board's audit committee since that time. He has extensive finance experience and was previously chief operating officer and director of HSBC Equator. He also held several key positions within the Royal Bank of Canada Group, including senior vice president and general manager-Europe, Middle East and Africa; chairman of RBC Europe Ltd.; and member of the executive committee of RBC Dominion Securities.

Reporting directly to Stanley will be Anita P. Beier, senior vice president and controller, and Eilif Serck-Hanssen, senior vice president and treasurer. In addition to his current duties, Serck-Hanssen will assume the responsibilities for financial planning & analysis, corporate real estate and information technology.

Davis joined US Airways in April 2002 as vice president of financial planning and analysis. He was promoted to executive vice president and chief financial officer in the spring of 2004.

"Dave was presented with a very unique opportunity by a company that clearly recognizes his talent and we understand his decision. We appreciate the fact that he has agreed to stay with us through November to assure a smooth transition," said Bruce R. Lakefield, US Airways president and chief executive officer. "I am grateful that Ron has agreed to step into this position and lend his vast finance experience and leadership to help us complete our restructuring. He has played an active role on the board since May, and as chairman of the audit committee, he has quickly immersed himself into virtually all aspects of the company."

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